Exhibit 99.1
For more information, contact:
Ronald L. Smith
Chief Financial Officer
(336) 316-5545
Unifi Mourns the Death of Stephen Wener, Chairman of the Company’s Board of Directors
     GREENSBORO, N.C. — February 21, 2011 — Stephen Wener, the non-executive Chairman of the Board of Directors of Unifi, Inc. (NYSE: UFI), passed away unexpectedly on Friday, February 18, 2011. Mr. Wener, who was 67 years old, had served as a member of the Board of Directors of the Company since 2007.
     “We are deeply saddened by Steve’s passing,” said Bill Jasper, President and CEO of Unifi. “He had been very dedicated to the success of our Company, and we were very fortunate to have had him serve as a member of our Board of Directors. His insight and counsel, as well as his friendship, will be sincerely missed. On behalf of all Unifi employees, I extend our deepest sympathy to his entire family.”
     Unifi, Inc. (NYSE: UFI) is a diversified producer and processor of multi-filament polyester and nylon textured yarns and related raw materials. The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. Key Unifi brands include, but are not limited to: AIO® — all-in-one performance yarns, SORBTEK®, A.M.Y.®, MYNX® UV, REPREVE®, REFLEXX®, MICROVISTA® and SATURA®. Unifi’s yarns and brands are readily found in home furnishings, apparel, legwear, and sewing thread, as well as industrial, automotive, military, and medical applications. For more information about Unifi, visit www.unifi.com, or to learn more about REPREVE®, visit www.repreve.com.
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